Exhibit 10.9
Western Digital Corporation
Summary of Compensation Arrangements
for
Named Executive Officers and Directors
Named Executive Officers
This summary sheet reports current base salaries and certain other compensation of the current executive officers of Western Digital Corporation (the “Company”) who will be named in the Summary Compensation Table in the Proxy Statement that will be filed by the Company in connection with the Company’s 2005 Annual Meeting of Shareholders (the “Named Executive Officers”).

Named Executive Officer	Current Base Salary
Matthew E. Massengill*	$800,000
Chairman and Chief
Executive Officer

Arif Shakeel*	$580,000
President and Chief
Operating Officer

Stephen D. Milligan	$350,000
Senior Vice President and
Chief Financial Officer

Raymond M. Bukaty	$350,000
Senior Vice President,
Administration, General
Counsel and Secretary

Hossein Moghadam	$400,000
Senior Vice President,
Research and Development

*	On August 25, 2005, the Company entered into employment agreements with Mr. Massengill and Mr. Shakeel, effective October 1, 2005 as disclosed in Item 1.01 of the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on August 26, 2005, which is incorporated herein by reference.

The Named Executive Officers are eligible to receive cash bonus awards as disclosed in Item 1.01 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2005, which is incorporated herein by reference.
The Named Executive Officers are entitled to participate in various Company plans as set forth in the exhibits to the Company’s filings with the Securities and Exchange Commission.
In addition, the Named Executive Officers may be eligible to receive perquisites and other personal benefits as disclosed in the Company’s Proxy Statement.
Directors
The Company’s non-employee directors receive an annual retainer of $40,000 in January, or if they join the Company’s Board of Directors (the “Board”) at a later date, they receive a proportion of the annual fee corresponding to the period for which they serve. The non-employee directors also receive compensation of $2,500 for each session during which they attend a Board meeting, $1,500 for any and all committee meetings attended, $1,250 for each Board meeting and $750 for each committee meeting held by telephone conference, and reimbursement of reasonable out-of-pocket expenses incurred in attending each meeting. In addition, the chairman of each committee of the Board receives an annual retainer of $5,000. Mr. Massengill and Mr. Shakeel, who are employees of the Company, do not receive any compensation for their service on the Board or any Board committee.
At a Board meeting held on August 5, 2005, the Board approved the payment of $2,500 per day (or time aggregating a full work day) for time spent by any independent director outside of board or committee meetings assisting with specified succession planning matters.
The Company’s non-employee directors are entitled to participate in various other Company plans as set forth in the exhibits to the Company’s filings with the Securities and Exchange Commission.